                            SCHEDULE 14C INFORMATION
 INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934
                               (AMENDMENT NO.   )

CHECK THE APPROPRIATE BOX:

/ /  PRELIMINARY INFORMATION STATEMENT

/ /  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
    14C-5(D)(2))

/X/  DEFINITIVE INFORMATION STATEMENT

                             PLAYTEX PRODUCTS, INC.
--------------------------------------------------------------------------------

                (Name of Registrant As Specified In Its Charter)

--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

    1)  Title of each class of securities to which transaction applies:
       ________Playtex Products, Inc. Common Stock______________________________

    2)  Aggregate number of securities to which transaction applies:
       ________2,000,000________________________________________________________

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0 11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       _________________________________________________________________________

    4)  Proposed maximum aggregate value of transaction:
       _________________________________________________________________________

    5)  Total fee paid:
       _________________________________________________________________________

/ /  Fee paid previously with preliminary materials.

/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:
       _________________________________________________________________________

    2)  Form, Schedule or Registration Statement No.:
       _________________________________________________________________________

    3)  Filing Party:
       _________________________________________________________________________

    4)  Date Filed:
       _________________________________________________________________________

                             PLAYTEX PRODUCTS, INC.
                              300 NYALA FARMS ROAD
                          WESTPORT, CONNECTICUT 06880

                             INFORMATION STATEMENT
                                 MARCH 5, 1998

                               TO SHAREHOLDERS OF
                             PLAYTEX PRODUCTS, INC.

                                  INTRODUCTION

GENERAL INFORMATION

    This Information Statement (the "Information Statement") is being delivered by Playtex Products, Inc., a Delaware corporation (the "Company") and relates to an amendment to the 1994 Stock Option Plan of the Company (the "Stock Option Plan").

    This Information Statement is being mailed on or about March 11, 1998. This Information Statement is being furnished to shareholders solely to provide them with certain information concerning the 1994 Stock Option Plan in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the regulations promulgated thereunder including particularly Regulation 14C. The costs of this Information Statement are being borne by the Company.

    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. The Company is not asking you for a proxy as shareholders holding in excess of a majority of the outstanding shares have taken such action by written consent pursuant to Section 228(a) of the Delaware General Corporation Law to cause the Stock Option Plan Amendment (defined below) to be adopted.

                          STOCK OPTION PLAN AMENDMENT

    The Playtex 1994 Stock Option Plan for Directors and Executive and Key Employees (the "Plan") provides that the aggregate number of shares of the Company's $.01 par value common stock ("Shares") which may be issued upon the exercise of Options granted under the Plan ("Options") and stock appreciation rights granted under the Plan ("SARs") shall not exceed 3,047,785. As of February 24, 1998, the Company had issued Options and SARs with respect to 3,038,709 Shares.

    For the Company to be able to continue to provide its directors, executives and key employees with equity-based performance incentives under the Plan, including grants of Options made to new executives who have joined the Company in connection with the Company's acquisition of Personal Care Holdings, Inc., it will be necessary to increase the number of Shares available under the Plan.

    The Board of Directors believes that it is in the Company's best interest that Options and/or SARs continue to comprise a meaningful part of the compensation for directors, officers and key employees of the Company. The Board of Directors further believes that the proposed increase in the total number of Shares available under the Plan will provide desirable flexibility in its ability to properly compensate its directors, officers and key employees.

    Pursuant to Section 8.2 of the Plan, the Stock Option Committee of the Board of Directors of the Company (the "Compensation Committee") may only increase the number of Shares available under the Plan with shareholder approval obtained within 12 months before or after such increase. On January 26, 1998, the Compensation Committee, with unanimous approval of the Board of Directors of the Company, approved an amendment (the "Stock Option Plan Amendment") of the Plan to increase the number of Shares available under the Plan to an aggregate of 5,047,785 Shares. Adoption of the Stock Option Plan Amendment requires the affirmative vote of the holders of the majority of outstanding Shares; however, the Company is not asking for your vote as shareholders holding in excess of a majority of the outstanding

Shares have taken such action by written consent pursuant to Section 228(a) of the Delaware General Corporation Law to cause the Stock Option Plan Amendment to be adopted.

DESCRIPTION

    The 1994 Stock Option Plan authorizes the grant to directors, executives and other key employees of the Company of long-term incentive share awards in the form of Options and SARs. The 1994 Stock Option Plan is administered by the Compensation Committee, which consists of three non-employee directors of the Company, currently Messrs. Timothy O. Fisher, Douglas D. Wheat, and Kenneth F. Yontz. Currently, there are 9 directors and 114 officers and other key employees eligible to receive awards under the 1994 Stock Option Plan. Options to be granted under the 1994 Stock Option Plan may be either Incentive Stock Options within the meaning of Section 422(b) of the Code, or Non-Qualified Stock Options. A "Non-Qualified Stock Option" is an Option which is not an Incentive Stock Option and which is designated a Non-Qualified Stock Option by the Compensation Committee. SARs may only be granted in tandem with Options, and will be subject to such terms and conditions not inconsistent with the 1994 Stock Option Plan as the Compensation Committee shall impose. The aggregate number of Shares, after the adoption of the Stock Option Plan Amendment, of Common Stock which may be issued upon exercise of Options and SARs may not exceed 5,047,785 Shares, provided that the aggregate number of such Shares which may be issued upon the exercise of Options and SARs granted to any single Executive Officer may not exceed 1,000,000 Shares. Options and SARs may not be granted under the 1994 Stock Option Plan after October 2003.

    For discretionary grants, the recipients, terms, conditions, number and type of Options (whether Incentive Stock Options or Non-Qualified Stock Options) and/or SARs to be granted under the 1994 Stock Option Plan shall be determined by the Compensation Committee; PROVIDED, HOWEVER, that, for such Options, the exercise price per Share shall not be less than 100% of the fair market value (as defined in the 1994 Stock Option Plan) of the Common Stock on the date such Option is granted; and PROVIDED, FURTHER, that in the case of an Incentive Stock Option, the price per Share shall not be less than 110% of the fair market value of the Common Stock on the date such Option is granted in the case of an individual owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company (a "10% Owner"), any subsidiary of the Company or parent of the Company. In addition, certain non-employee directors have been granted Non-Qualified Stock Options under the 1994 Stock Option Plan pursuant to a fixed formula setting forth the number of Options, exercise price, vesting schedule and period of exercisability.

    Except as the Compensation Committee may otherwise provide with respect to Options granted to non-officer employees, Options under discretionary grants may not be exercised during the first year after such Options are granted. Subject to this and certain other conditions, such Options will be exercisable at such times and in such installments (which may be cumulative) as the Compensation Committee provides in the terms of each such Option; PROVIDED, HOWEVER, that by resolution adopted after the Option is granted the Compensation Committee may, on such terms and conditions as it may determine appropriate (and subject to certain conditions), accelerate the time at which such Option or portion thereof may be exercised. To the extent the aggregate fair market value of Shares (determined at the time of grant) with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year exceeds $100,000, such Options shall be taxed as Non-Qualified Stock Options. The consideration for the granting of an Option is the optionee's continued rendering of services to the Company or a subsidiary after the Option is granted. The Compensation Committee may, in its discretion and on such terms as it deems appropriate, require as a condition to the grant of such Options that the optionee surrender for cancellation some or all of the unexercised Options which have been previously granted to the optionee.

    Shares purchased upon exercise of an Option shall be paid in full at the time of exercise in cash or, if the Compensation Committee so permits, in whole or in part in Shares valued at their fair market value on the date of exercise, or by a promissory note on such terms and conditions as the Compensation Committee may impose. Unless otherwise approved in writing by the Compensation Committee, no Shares acquired upon the exercise of any Option by any director or officer may be sold, assigned or otherwise transferred until at least six months have elapsed from (but excluding) the date that such Option was granted, and the Compensation Committee may impose other restrictions on the transferability of such Shares as it deems appropriate. Options will expire after the first to occur of: (i) the expiration of ten years from the date the Option was granted; (ii) with respect to Incentive Stock Options granted to an optionee who was a 10% Owner when the Incentive Stock Options were granted, five years from the date the Incentive Stock Option was granted; (iii) except in the case of an employee who is disabled (as defined in Section 22(e)(3) of the Code), expiration of three months from the date of the optionee's Termination of Employment (as defined in the 1994 Stock Option Plan), unless such optionee dies in such three-month period; (iv) in the case of an optionee who is disabled (as defined in Section 22(e)(3) of the Code), expiration of one year from the date of the optionee's Termination of Employment, unless the optionee dies in such one-year period; or (v) the expiration of one year from the date of the optionee's death.

    SARs entitle the optionee to surrender the Option in exchange for an amount, payable in Shares or, in the discretion of the Compensation Committee, in cash, determined by multiplying (i) the lesser of (a) the difference obtained by subtracting the Option exercise price per Share subject to the related Option from the fair market value of a Share on the date of exercise of the SAR and (b) two times the Option exercise price per Share subject to the related Option, by
(ii) the number of Shares subject to the related Option with respect to which the SAR is exercised. SARs may be exercised for cash only during prescribed periods or pursuant to an irrevocable written election made at least six months prior to the date of exercise.

    The Compensation Committee may make equitable adjustments in the terms of Options under discretionary grants [and maximum number of Shares available under the 1994 Stock Option Plan], and may also provide by the terms of any such Option that such Option cannot be exercised, upon the occurrence of certain corporate events, including reorganizations, mergers, acquisitions, liquidation or dissolution. The 1994 Stock Option Plan may be amended by the Compensation Committee at any time, provided that stockholder approval is required to approve amendments which (i) increase any limits on the maximum number of Shares which may be issued upon the exercise of Options; (ii) materially modify the 1994 Stock Option Plan's eligibility requirements; (iii) reduce the minimum option price requirements of the 1994 Stock Option Plan; or (iv) extend the time period during which Options or SARs may be granted. No amendment of the 1994 Stock Option Plan shall adversely affect any prior rights or obligations under Options or SARs, without the consent of the optionee.

FEDERAL INCOME TAX CONSEQUENCES

    Options granted under the 1994 Stock Option Plan may be either Non-Qualified Stock Options or, if granted to employees of the Company or any of its subsidiaries, Incentive Stock Options, as determined from time to time by the Compensation Committee. As to Non-Qualified Stock Options, there will be no federal income tax consequences to either the optionee or the Company on the grant of the Option. Upon the exercise of a Non-Qualified Stock Option, the optionee will generally recognize taxable ordinary income in an amount equal to the difference between the Option price paid and the then fair market value of the Shares received. The Company will generally be entitled to a tax deduction in an amount equal to the optionee's taxable ordinary income. In the case of an optionee subject to Section 16(b) of the Exchange Act, the optionee will recognize ordinary income after exercise only upon the expiration of six months following the date of grant, unless the optionee elects pursuant to Section 83(b) of the Code to use the exercise date for purposes of such calculation. The Company is required to withhold taxes on the ordinary income recognized by an optionee upon exercise of a Non-Qualified Stock Option. Upon disposition of the Shares by the optionee, the optionee will generally recognize gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and his basis for the Shares, which will include the amount previously recognized by him or her as ordinary income.

    If an Option granted under the 1994 Stock Option Plan is designated as an Incentive Stock Option and thereafter continues to qualify as such, the optionee will generally recognize no income upon grant or exercise of the Incentive Stock Option and the Company will not be allowed a deduction for Federal income tax purposes (which it would otherwise receive in the case of an exercise of a Non-Qualified Stock Option). Upon a subsequent sale or other disposition of Shares received upon exercise of an Incentive Stock Option, if such sale or other disposition occurs at least two years after the date of grant and one year after the transfer of Shares pursuant to the exercise of the Incentive Stock Option, any gain or loss will be taxed to the optionee at capital gain rates. If either of such requirements is not satisfied, gain realized upon such sale or other disposition will generally be subject to ordinary income tax. The Company, in turn will generally then be entitled to a deduction for Federal income tax purposes in the amount of such ordinary income recognized by the optionee. Whenever Incentive Stock Options are exercised, the difference between the exercise price and the fair market value of the Shares constitutes an adjustment in computing alternative minimum taxable income. As a result, Section 55 of the Code may impose an "alternative minimum tax" upon the optionee exercising Incentive Stock Options.

    Finally, Section 162(m) of the Code denies a Federal income tax deduction for certain compensation in excess of $1 million per year paid to the Chief Executive Officer and the four other most highly paid executive officers of a publicly traded corporation. Certain types of performance-based compensation, including compensation based on attaining pre-established performance goals, are excluded from this deduction limit. It is intended that compensation paid pursuant to the 1994 Stock Option Plan will be deductible by the Company notwithstanding the limitations of Section 162(m) of the Code by reason of the exception for performance-based compensation.

ACCOUNTING TREATMENT

    Generally, the Company's reported earnings will not be affected by the grant of Options or SARs or the exercise of Options or SARs, since options or SARs cannot be issued for less than 100% of the fair market value of the common stock on the date of grant, according to the 1994 Stock Option Plan. Such grants, however, may impact the calculation of diluted earnings per share.

                         DISSENTERS' RIGHT OF APPRAISAL

    The Company does not believe that the Company's Stockholders will have dissenters' rights as a result of the Stock Option Plan Amendment.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 24, 1998 by (i) each director of the Company, (ii) the Named Executive Officers (as defined in and set forth under "Executive Compensation--Summary Compensation Table" below),
(iii) each person believed by the Company to own beneficially more than five percent of the outstanding Common Stock, and (iv) all directors and Named Executive Officers as a group.

                                                                             NUMBER OF SHARES
                                 NAME OF                                       BENEFICIALLY
                            BENEFICIAL OWNER                                     OWNED(1)           PERCENT
-------------------------------------------------------------------------  ---------------------  -----------
Robert B. Haas...........................................................         20,000,000(2)        33.3%
Michael R. Gallagher.....................................................            452,334(3)            *
Michael F. Goss..........................................................            163,001               *
Richard G. Powers........................................................             16,667               *
Max R. Recone............................................................            126,667               *
James S. Cook............................................................            176,667               *
Thomas H. Lee............................................................          3,336,455(4)         5.6%
Kenneth F. Yontz.........................................................              5,600               *
Timothy O. Fisher........................................................             21,663(5)            *
Douglas D. Wheat.........................................................                 --              --
Michael R. Eisenson......................................................                 --(6)           --
C. Ann Merrifield........................................................                 --              --
John W. Childs...........................................................          8,363,033(7)        13.9%
Wyche H. Walton..........................................................                 --              --
Stinson Capital Partners, L.P. et al (8).................................          5,001,300            8.3%
    909 Montgomery Street
    Suite 400
    San Francisco, CA 94113
Partnerships managed by Haas Wheat & Partners (2)........................         20,000,000(2)(6)      33.3%
All current directors, director nominees and Named Executive Officers as
  a group (12 persons)...................................................         32,662,087           54.4%

------------------------

*   Indicates less than one percent.

(1) Includes Shares that may be acquired upon the exercise of stock options granted by the Company that are exercisable as of February 24, 1998. The Shares beneficially owned include 433,334, 135,001, 86,667, 86,667 16,667 and 5,600 subject to currently exercisable options granted to Messrs. Gallagher, Goss, Recone, Cook, Powers and Yontz, respectively, and 763,936 Shares subject to currently exercisable options granted to all current directors and Named Executive Officers as a group.

(2) Includes 8,055,555 (approximately 13.4% of the outstanding Shares) owned by HWH Capital Partners, L.P., 9,028,482 Shares (approximately 15.0% of the outstanding Shares) owned by HWH Valentine Partners, L.P., and 2,915,963 Shares (approximately 4.9% of the outstanding Shares) owned by HWH Surplus Valentine Partners, L.P. The address of each of the foregoing partnerships is c/o Haas Wheat & Partners Incorporated, 300 Crescent Court, Suite 1700, Dallas, Texas 75201. The sole general partner of each of such partnerships is a limited partnership, and the sole general partner of each of such limited partnerships is a corporation controlled by Mr. Haas. By virtue of his control of such corporations, Mr. Haas has sole voting and dispositive power over 17,084,037 Shares and shared voting and dispositive power over 2,915,963 Shares.

(3) Includes 9,000 Shares held by Mr. Gallagher's children. Mr. Gallagher disclaims beneficial ownership of these Shares.

(4) Includes 1,361,951 Shares held of record by the 1989 Thomas H. Lee Nominee Trust dated September 29, 1989, 1,406,204 Shares held of record by the ML-Lee Acquisition Fund, L.P., 343,726 Shares held of record by the ML-Lee Acquisition Fund II, L.P. and 183,560 Shares held of record by the ML-Lee Acquisition Fund II (Retirement Accounts), L.P. Mr. Lee disclaims beneficial ownership of the Shares held by the three ML-Lee Acquisition Funds. Certain of the 1,361,951 Shares held of record by the 1989 Thomas H. Lee Nominee Trust are subject to options to purchase granted by such trust to certain employees and consultants of the Thomas H. Lee Company. Also included are 20,507 Shares held by the Stephen Zachary Lee 1988 Irrevocable Trust and 20,507 Shares held by the Robert Schiff Lee 1988 Irrevocable Trust. Mr. Lee also disclaims beneficial ownership of the Shares held by such trusts.

(5) Includes 16,663 Shares held of record by Mr. Fisher's spouse and children. Mr. Fisher disclaims beneficial ownership of these Shares.

(6) Surplus Phemus Corporation ("Phemus"), is the beneficial owner of 2,915,963 Shares (approximately 4.9% of the outstanding Shares) and is an affiliate of Harvard Private Capital Group, Inc. (a corporation which invests and manages the private equities portfolio of the Harvard University Endowment) which is the sole limited partner of Phemus and shares voting and dispositive power with respect to such Shares. Michael R. Eisenson is the President and Chief Executive Officer of Harvard Private Capital Group, Inc.

(7) Includes 7,855,764 (approximately 13.1% of the outstanding shares) owned by J.W. Childs Equity Partners L.P. ("Childs"), a Delaware limited partnership, J.W. Childs Advisors L.P. ("JWC Advisors"), a Delaware Limited partnership which is the general partner of Childs, J.W. Childs Associates, L.P. ("Associates L.P."), a Delaware limited partnership which is the general partner of JWC Advisors and J.W. Childs Associates, Inc. ("Associates Inc."), a Delaware corporation which is the general partner of Associates L.P. and 482,658 shares owned by John W. Childs. Also included are 11,786 shares owned by James E. Childs, 11,786 shares owned by Richard S. Childs, and 1,039 shares owned by Jenny Preston all of whom are siblings of John W. Childs. Mr. Childs disclaims beneficial ownership of the shares owned by his siblings. The address of Mr. Childs is c/o J.W. Childs Associates, L.P., One Federal Street, Boston, MA 02110.

(8) On December 16, 1997, the Company received a Schedule 13D filed with the Commission in respect of ownership of an aggregate of 5,001,300 Shares of Common Stock by a group comprised of Stinson Capital Partners, L.P., BK Capital Partners IV, L.P., The Carpenters Pension Trust for Southern California, United Brotherhood of Carpenters and Joiners of America Local Unions and Councils Pension Fund, Insurance Company Supported Organizations Pension Plan, Richard C. Blum & Associates, L.P., Richard C. Blum & Associates, Inc. and Richard C. Blum. Each filing person reported shared voting power and shared dispositive power with respect to all of such Shares. The Company has not attempted to verify independently any of the information contained in the Schedule 13D.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and the New York Stock Exchange, Inc. (the "NYSE"). These Reporting Persons are required by Commission regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file with the Commission and the NYSE.

    Based on the Company's review of the copies of the forms it has received and written representations from certain Reporting Persons, the Company believes that all of its Reporting Persons complied with all filing requirements applicable to them with respect to transactions during fiscal year 1997.

BOARD MEETINGS, COMMITTEES AND ATTENDANCE

    The Company's Board of Directors met or acted by unanimous written consent eight times during fiscal year 1997. Each Director attended or participated in at least 75% of the total number of Board of Directors meetings or actions and meetings or actions of Board of Directors committees on which the Director served during the time he served on the Board of Directors of such committee.

    The Board of Directors has an Audit Committee and a Compensation Committee.

    The Audit Committee was comprised of Messrs. Fisher, Lee and Yontz until May 20, 1997 and was comprised of Messrs. Fisher, Lee and Merrifield thereafter during fiscal year 1997. As directed by the Board of Directors, the functions of the committee include recommending independent auditors to be employed by the Company; conferring with the auditors regarding their audit of the Company; reviewing the fees of such auditors and other terms of their engagement; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Company; meeting with the Company's internal auditors; reviewing with auditors the results of their examination; and recommending changes in financial policies or procedures as suggested by the auditors. The Audit Committee met twice during fiscal year 1997.

    The Compensation Committee was compromised of Messrs. Fisher, Wheat and Yontz during fiscal year 1997. The functions of the Compensation Committee are to review new or modified programs in the areas of executive salary and incentive compensation (including the Management Incentive Plan), deferred compensation and stock plans; to review direct and indirect compensation matters; to review management's compensation actions with respect to executive officers and other key personnel; and to administer the Playtex 1994 Stock Option Plan for Directors and Executive and Key Employees. The Compensation Committee met or acted by unanimous written consent seven times during fiscal year 1997. While serving on the Compensation Committee, directors do not receive option awards (except, as to Mr. Yontz, pursuant to formula grants) under the 1994 Playtex Stock Option Plan.

DIRECTORS COMPENSATION

    Directors who are officers or former officers of the Company and those affiliated with any shareholders owning more than 5% of the Common Stock of the Company do not receive any fees for their services as Directors. Mr. Yontz and Ms. Merrifield each receive an annual retainer of $10,000, fees of $2,500 for each board meeting attended in person or by telephone and $1,000 for each committee meeting attended in person or by telephone, plus reimbursement of reasonable out-of-pocket expenses. In addition, Mr. Yontz and Ms. Merrifield participate in the 1994 Playtex Stock Option Plan, pursuant to formula grants.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash compensation paid by the Company and its subsidiaries for services in all capacities during fiscal years 1997, 1996 and 1995 to the Company's Chief Executive Officer and each of the four other executive officers of the Company who were serving as executive officers of the Company at the end of fiscal year 1997 and whose combined annual salary and bonus exceeded $100,000 (the "Named Executive Officers").

                                           ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                      -----------------------------     --------------------------------------
                                                                                     SECURITIES        ALL
                                                                         OTHER       UNDERLYING      AWARDS
                                                                         ANNUAL       OPTIONS/        OTHER
                                              SALARY       BONUS        COMPENSATION    SARS       COMPENSATION
NAME AND PRINCIPAL POSITION           YEAR     ($)          ($)           ($)          (#) (1)       (S)(2)
------------------------------------  -----  --------   -----------     --------     -----------   -----------
Michael R. Gallagher................  1997   $699,615   $   634,600(3)    $ --               --      $256,160(4)
  Chief Executive Officer and         1996    650,000     1,093,000(3)      --          100,000       186,991(4)
  Director                            1995    345,000       650,000         --          800,000           392

Michael F. Goss.....................  1997    226,539       100,000         --           30,000        47,606
  Executive Vice President, Chief     1996    213,000       125,000         --               --        28,928
  Financial Officer and Director      1995    200,923       100,000         --          127,500        52,563(5)

Richard G. Powers...................  1997    203,846        47,000         --           20,000         5,458
  President, Personal Products        1996     80,769        32,500         --           50,000            --
  Division                            1995         --            --         --               --            --

Max R. Recone.......................  1997    211,231        55,000         --           20,000        38,275
  President, Consumer Products        1996    201,269        90,000         --               --        39,902
  Division                            1995    191,539        38,000         --           95,000        35,522

James S. Cook.......................  1997    202,077        41,000         --           15,000        36,646
  Senior Vice President, Operations   1996    193,462        88,000         --               --        39,758
                                      1995    185,077        34,000         --           95,000        35,802

------------------------

(1) Options are exercisable starting 12 months after the grant date, with one-third of the Shares covered thereby becoming exercisable at that time and an additional one-third of the options becoming exercisable on each successive anniversary date, with full vesting occurring on the third anniversary date. Mr. Gallagher's 1995 options, however, became exercisable in equal installments over a four-year period, with full vesting occurring on the fourth anniversary of the grant date.

(2) Except with respect to Mr. Gallagher in 1997 and 1996 and Mr. Goss in 1995, represents employer contribution to the Playtex Products Profit-Sharing Retirement Plan (the "Retirement Plan") and Deferred Benefit Equalization Plan (the "Deferred Plan") and premiums paid by employer for term life insurance.

(3) Represents $334,600 and $793,000 paid pursuant to the Company's Management Incentive Plan for fiscal years 1997 and 1996, and $300,000 paid pursuant to Mr. Gallagher's Special Bonuses Program established in the Memorandum of Understanding dated July 10, 1995 for each of the fiscal years ended 1997 and 1996.

(4) Represents $135,184 and $144,062 employer contribution to the Retirement Plan and the Deferred Plan and premium paid by employer for term life insurance, and $120,976 and $42,929 in connection with Mr. Gallagher's relocation to Connecticut in 1996 for fiscal years 1997 and 1996, respectively.

(5) Represents $2,563 employer contribution to the Retirement Plan and the Deferred Plan and premium paid by employer for term life insurance, and a $50,000 moving allowance in connection with Mr. Goss's relocation to Connecticut in 1995.

                  OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table provides information related to Options exercised by the Named Executive Officers during fiscal year 1997 and unexercised Options and SARs held by the Named Executive Officers at fiscal year end.

                                                                                                              VALUE OF
                                                                                         NUMBER OF          UNEXERCISED
                                                                                        UNEXERCISED         IN-THE-MONEY
                                                      SHARES                          OPTIONS/SARS AT     OPTIONS/SARS AT
                                                     ACQUIRED                           DECEMBER 27,        DECEMBER 27,
                                                        ON               VALUE          1997 (#)(2)        1997 ($)(2)(3)
                                                     EXERCISE          REALIZED         EXERCISABLE/        EXERCISABLE/
NAME                                                  (#) (1)           ($)(1)         UNEXERCISABLE       UNEXERCISABLE
-----------------------------------------------  -----------------  ---------------  ------------------  ------------------
Michael R. Gallagher...........................         --                --           433,334/466,666       27,083/54,166
Michael F. Goss................................         --                --            122,501/72,499      227,865/64,009
Richard G. Powers..............................         --                --             16,667/53,333       30,208/65,416
Max R. Recone..................................         --                --             78,334/51,666       71,042/40,520
James S. Cook..................................         --                --             78,334/46,666       71,042/39,270

------------------------

(1) None of the Named Executive Officers exercised any Options during fiscal year 1997.

(2) No SARs are outstanding.

(3) The closing price for the Company's Common Stock as reported by the New York Stock Exchange on December 26, 1997 (the last trading day of fiscal year
    1997) was $9.8125.

OPTION GRANTS DURING FISCAL YEAR 1997

    The following table provides information related to options granted to the Named Executive Officers during fiscal year 1997. No SARs were granted during fiscal year 1997.

                                                                  INDIVIDUAL GRANTS
                                                ------------------------------------------------------
                                                                                                            POTENTIAL
                                                                                                            REALIZABLE
                                                              % OF                                       VALUE AT ASSUMED
                                                             TOTAL                                       ANNUAL RATES OF
                                                            OPTIONS/                                       STOCK PRICE
                                                              SARS       EXERCISE                        APPRECIATION FOR
                                                OPTIONS/    GRANTED         OR                                OPTION
                                                 SARS          TO          BASE                              TERM (1)
                                                GRANTED   EMPLOYEES IN    PRICE         EXPIRATION      ------------------
NAME                                            (#)(2)    FISCAL YEAR    ($/SH)(3)         DATE          5% ($)   10% ($)
----------------------------------------------  -------   ------------   --------   ------------------  --------  --------
Michael F. Goss...............................  30,000          5%       $9.5625    September 22, 2007  $180,414  $457,204
Richard G. Powers.............................  20,000          3%        9.5625    September 22, 2007   120,276   304,803
Max R. Recone.................................  20,000          3%        9.5625    September 22, 2007   120,276   304,803
James S. Cook.................................  15,000          2%        9.5625    September 22, 2007    90,207   228,602

------------------------

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(2) Options granted to persons other than non-employee directors in fiscal year 1997 under the 1994 Playtex Stock Option Plan are exercisable starting 12 months after the grant date, with one-third of the Shares covered thereby becoming exercisable at that time and an additional one-third of the options becoming exercisable on each successive anniversary date, with full vesting occurring on the third anniversary date.

(3) The exercise price was equal to the fair market value of the Common Stock on the date of grant. The option exercise price and tax withholding obligations related to exercise may be paid in cash, by delivery of already owned Shares, by offset of the underlying Shares, or in any other form of valid consideration or a combination of any of the foregoing, as determined by the Compensation Committee in its discretion.

BENEFIT PLANS FOR TERMINATED EMPLOYEES

    Each of the Named Executive Officers (as defined herein) is party to an agreement with the Company with respect to termination of employment. In the event of termination by the Company without Cause (as defined in such agreements) which occurs prior to a Change of Control (as defined in such agreements), Mr. Gallagher and Mr. Goss are entitled to receive two years salary, bonus and fringe benefits, and the other Named Executive Officers are entitled to receive one years salary, bonus and fringe benefits. Additionally, in the event of termination of employment prior to change of Control, due to death or "Disability" (as defined in the Company's Long Term Disability Policy), Mr. Gallagher or his estate is entitled to receive two years salary, bonus, and fringe benefits. In the event employment is terminated within three years following a Change of Control, each Named Executive Officer except Mr. Gallagher would receive one years salary, bonus and fringe benefits. Mr. Gallagher would enter into a five year non-compete agreement following termination arising from a Change of Control for total consideration equal to three years salary, bonus and fringe benefits. Mr. Goss is additionally obligated to make himself available as a consultant to the Company for a period of six months following termination arising from a Change of Control for total consideration equal to one years salary, bonus and fringe benefits. In the event of a Change of Control, each Named Executive Officer is entitled to receive a one-time annual bonus, whether or not employment is terminated.

ARRANGEMENTS WITH FORMER CHIEF EXECUTIVE OFFICER

    The Company has retained Joel E. Smilow, its former Chairman and Chief Executive Officer, as a consultant for a five-year period commencing July 10, 1995 (the "Consulting Period") at an annual fee of $250,000. The consulting agreement does not require Mr. Smilow to devote any minimum amount of time to the performance of consulting services. During the Consulting Period, the Company will provide Mr. Smilow with an office and secretarial assistance. Mr. Smilow is also entitled to reimbursement of certain expenses incurred in connection with his consulting services, and is entitled to benefits under the Company's medical and dental plan for the duration of the Consulting Period, subject to his payment of any contributory amounts payable for the coverage selected by him. Under the agreement, Mr. Smilow may not directly or indirectly carry on any business in competition with the Company for the duration of the Consulting Period. Furthermore, Mr. Smilow agrees not to disclose, make use of, or make accessible any confidential information which he obtained from the Company during the Consulting Period and for a five year period thereafter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None.

REPORT ON EXECUTIVE COMPENSATION

    IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE COMMISSION, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE COMMISSION OR SUBJECT TO REGULATIONS 14A OR 14C OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), OR TO THE LIABILITIES OF SECTION 18 OF THE EXCHANGE ACT AND SHALL NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT, NOTWITHSTANDING ANY GENERAL INCORPORATION BY REFERENCE OF THIS STATEMENT INTO ANY OTHER FILED DOCUMENT.

    The foundation of the Company's compensation policies is the view that the Company's success is attributable to the efforts of its employees, including its executive officers. The Company structures executive compensation in a manner designed to provide competitive levels of compensation and to assist the Company in attracting and retaining qualified executives. The Company endorses the position that stock ownership by management is beneficial in aligning management's and stockholders' interests in the Company. The compensation paid to the Company's executive officers consists primarily of base salary, cash bonuses under the Management Incentive Plan, and grants of Options pursuant to the 1994 Playtex Stock Option Plan. In addition, the Company provides all executive officers with term life insurance and contributions to the Retirement Plan and the Deferred Plan.

    Base salaries of executive officers are reviewed annually. In establishing base salaries during fiscal year 1997, the Compensation Committee made subjective determinations that were not subject to specific criteria. The Compensation Committee considered such variables as the executive officer's relative responsibilities, expertise, past year's compensation, and past year's performance. The Compensation Committee also considered the compensation levels of other comparable consumer products executives.

    As in effect during fiscal year 1997, the Company's Management Incentive Plan required a minimum level of annual corporate operating profit to be achieved before any cash bonuses were payable to executive officers pursuant to the plan. Amounts payable under the plan were calculated based upon the following factors: (i) annual base salary; (ii) employee's targeted percentage (a percentage of base salary that increases for higher positions within the Company, thereby placing a greater percentage of compensation at risk for those with greater responsibility); and (iii) corporate performance results with respect to net sales, operating profit and cash flow (each as defined in the Management Incentive Plan) measured against objectives established at the beginning of the year, and (other than with respect to the Chief Executive Officer) to include an individual performance factor based on measured accomplishment of goal-oriented projects to be weighted equally with each other component of the corporate performance factor.

    The option incentive component of the total compensation package is intended to retain and motivate executives to improve long-term stock market performance and to increase value for all stockholders. The Compensation Committee generally grants Options under the 1994 Playtex Stock Option Plan with an exercise price equal to the market price at the date of the grant and, as a result, the Options will have value only if the Company's stock price increases from the time of the award. Grants are made to executive officers based on salary, responsibility, and performance of the individual officer. Grants generally become exercisable over the succeeding three years.

    Mr. Gallagher was named Chief Executive Officer of the Company effective July 10, 1995. The Company entered into a Memorandum of Understanding, dated as of June 21, 1995 (the "Memorandum"), with Mr. Gallagher, providing for his employment as the Company's Chief Executive Officer for a five-year period, unless earlier terminated or extended in accordance with the Memorandum or by agreement of the parties. The Memorandum, which was approved by the Compensation Committee, provides for a base salary at the rate of $650,000 per annum through December 31, 1996, subject to upward adjustment thereafter at the discretion of the Committee, incentive bonuses and the grant of stock options with respect to 800,000 Shares of Common Stock pursuant to the 1994 Playtex Stock Option Plan to become exercisable in equal installments over a four-year period. The incentive bonuses available to Mr. Gallagher under the Memorandum are (i) an Incentive Bonus pursuant to the formulas set forth in the Company's Management Incentive Plan, (ii) Special Bonuses as of the last day of calendar year 1995, 1996 and 1997 in the amounts of $650,000, $300,000 and $300,000, respectively, and (iii) Special Price-Based Incentive Compensation consisting of certain cash payments in the event the Company's Common Stock reaches certain trading price levels for at least 30 consecutive days prior to June 30, 2000. During fiscal year 1996, Mr. Gallagher received stock options with respect to an additional 100,000 Shares of Common Stock pursuant to the 1994 Playtex Stock Option Plan which become exercisable in equal installments over a three-year period.

    The Compensation Committee has structured Mr. Gallagher's compensation in order to link it to his individual performance and to grant substantial incentives to the Chief Executive Officer tied to the performance of the Company measured with respect to sale, profitability and cash flow and to the long term growth of the Company as measured by increases in the value of its Common Stock. The Compensation Committee also considered the compensation packages available to chief executives of comparable companies and the Company's need to attract, retain and incentivize a chief executive officer of Mr. Gallagher's caliber.

    The Compensation Committee has considered the potential future effects on the Company's executive compensation program of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of certain amounts per executive per year, but excludes from the calculation of such limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. The 1994 Playtex Stock Option Plan has been designed and administered to qualify awards made thereunder as performance-based compensation excepted from such limitation on the deductibility of executive compensation. The Company has also attempted to structure other elements of its executive compensation program, including the Management Incentive Plan or portions thereof, to qualify as performance-based compensation for purposes of Section 162(m).

INCORPORATION BY REFERENCE

    The following documents previously filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference into this Information Statement with respect to all information required by Item 13 of Reg.Section240.14a-101 of the Exchange Act: the Proxy Statement filed by the Company on May 20, 1997 and the Form 10-Q filed by the Company on November 10, 1997 for the period ending September 27, 1997.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the 20th day following the mailing of the definitive Information Statement shall be deemed to be incorporated by reference into this Information Statement and to be a part hereof from the dates of filing such documents or reports. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

    THIS INFORMATION STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN CERTAIN EXHIBITS TO DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM A COPY OF THIS INFORMATION STATEMENT HAS BEEN DELIVERED UPON WRITTEN OR ORAL REQUEST, IN THE CASE OF COMPANY DOCUMENTS, TO PLAYTEX PRODUCTS, INC., 300 NYALA FARMS ROAD, WESTPORT, CONNECTICUT 06880, ATTENTION: SECRETARY OF THE CORPORATION, TELEPHONE
NUMBER: (203) 341-4069.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 5, 1998

                                PLAYTEX PRODUCTS, INC.

                                By:
                                                       [LOGO]
                                                Paul E. Yestrumskas
                                          VICE PRESIDENT, GENERAL COUNSEL
                                                   AND SECRETARY